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                                                          Exhibit 99.(a)(1)(iii)


                                OFFER TO PURCHASE
                                 1,000,000 UNITS
                                       OF
                       AETNA REAL ESTATE ASSOCIATES, L.P.
                                       FOR
                                $10.00 PER/UNIT*
               (Subject to the terms and conditions of the Offer)


                               Oak Investors, LLC
                             c/o Arlen Capital, LLC
                       1650 Hotel Circle North, Suite 200
                           San Diego, California 92108



          Oak Investors, LLC is not an affiliate of the Partnership or the General Partner of the Partnership.

                                       -

              Please read carefully the enclosed Offer to Purchase.

                                       -

 *IN ADDITION TO THE PURCHASE PRICE OF $10.00 PER UNIT, A UNIT HOLDER OF RECORD ON NOVEMBER 30, 1999 WILL ALSO HAVE RECEIVED THE DISTRIBUTION OF $2.75 PER UNIT MADE BY THE PARTNERSHIP IN DECEMBER, 1999 WHICH RESULTED FROM THE SALE OF THREE
    PARTNERSHIP PROPERTIES, AND WHICH DECREASED THE NET ASSET VALUE OF UNITS.

                                       -

     To accept the Offer, please carefully follow the enclosed Instructions and return your duly executed (i) Agreement of Sale and (ii) Depositary Receipt for Certificate of Limited Partnership Interests in the envelope provided.

 If you have any questions or need assistance in completing the Agreement of Sale, please call the Arlen Capital, LLC at 1-800-891-4105



                                                               February 11, 2000